UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2009

PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-9900	86-0602478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

233 Wilshire Blvd. Suite 830 Santa Monica, California	90401
(Address of principal executive offices)	(Zip Code)

(310) 395-2083
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.                      Changes in Registrant’s Certifying Accountant.

(a)           The Audit Committee of the Board of Directors (the “Audit Committee”) of Pacific Office Properties Trust, Inc. (the “Company”) approved the dismissal of PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent registered public accounting firm and informed PWC of such dismissal on September 25, 2009, effective as of that date.

PWC’s audit report on the Company’s consolidated financial statements as of and for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.  PWC was not engaged as the Company’s independent registered public accounting firm, and accordingly did not issue an audit report on the Company’s consolidated financial statements, as of and for the year ended December 31, 2007.

During the fiscal year ended December 31, 2008, and in the subsequent interim period through September 25, 2009, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of PWC, would have caused PWC to make reference thereto in its reports on the Company’s financial statements covering such periods.  During such period, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except as described below.

Subsequent to the filing of its financial statements on Form 10-Q for the quarter ended June 30, 2008, but prior to filing its financial statements on Form 10-Q for the quarter ended September 30, 2008, the Company identified an operating deficiency in a control relating to the allocation of loss at Pacific Office Properties, L.P., a Delaware limited partnership of which the Company is the sole general partner (the “Partnership”), between the preferred and common unit holders during the quarter ended June 30, 2008.  Although the Company had implemented a control that was designed to address the proper recording of this allocation, the control did not operate as designed in the second quarter of 2008 and, as a result, the Company did not properly consider the preference allocation to the preferred unit holders prior to allocating the remaining loss between the general and limited partners of the Partnership, which is required under the partnership agreement.  During the quarter ended September 30, 2008, the Company remediated the control deficiency by instituting an additional procedure to monitor the operation of the control to ensure that the allocation of loss between the preferred and common unit holders was performed correctly.

As part of the financial statement close process for the year ended December 31, 2008, the Company determined that it would restate its unaudited consolidated financial statements as of and for the quarterly period ended June 30, 2008 to correct the allocation of loss at the Partnership between the preferred and common unit holders. The Company determined that net loss was overstated by $0.584 million, net loss per share was overstated by $0.20 per share, the minority interest allocation was understated by $0.584 million, minority interest was overstated by $0.162 million and common shareholders’ equity was understated by $0.162 million. Because of the restatement, management determined that the control deficiency constituted a material weakness in internal control over financial reporting as of June 30, 2008.

The Audit Committee discussed the material weakness described above with PWC, and the Company has authorized PWC to respond fully to the inquiries of the successor auditor concerning the material weakness described above.

The Company has provided PWC with a copy of the disclosures it is making in this Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the Securities and Exchange Commission (the “SEC”).  The Company requested that PWC furnish a letter addressed to the SEC stating whether it agrees with the statements made herein.  A copy of PWC’s letter dated September 25, 2009, is attached as Exhibit 16.1 to this Report.

(b)           Effective as of September 30, 2009, Ernst & Young LLP (“Ernst & Young”) was engaged as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

During the Company’s two most recent fiscal years, and in the subsequent interim period through September 30, 2009, neither the Company nor anyone acting on its behalf has consulted with Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matter or reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description
16.1	Letter from PricewaterhouseCoopers LLP, dated September 25, 2009, to the Securities and Exchange Commission

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.

Date: September 30, 2009	By:	/s/ Lawrence J. Taff
Lawrence J. Taff
Chief Financial Officer